Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of shares of common stock of SunTrust Banks, Inc. in connection with the 2018 Omnibus Incentive Compensation Plan of our reports dated February 23, 2018, with respect to the consolidated financial statements of SunTrust Banks, Inc. and the effectiveness of internal control over financial reporting of SunTrust Banks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 20, 2018